Exhibit 23.1

Consent of The Blackstone Group L.P.

We hereby consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-125880, Form S-3/A No. 333-56844 (Amendment #1), Form S-3/A No. 333-78713 (Amendment #1), Form S-3/A No. 333-110118 (Amendment #2), Form S-8 No. 333-101734, Form S-8, 333-83670, Form S-8 No. 333-51248, Form S-8 74354, Form S-8 No. 85945, Form S-8 No. 111403 and Form S-8 No. 333-124684) of the references to our firm and the inclusion of and references to our opinion dated February 16, 2006 as to the fairness, from a financial point of view, of the consideration of $2.05 per share to be received by holders of the Company’s capital stock (other than IDT Corporation and its subsidiaries) in connection with the merger of NTOP Acquisition, Inc., a wholly-owned subsidiary of IDT Corporation, with and into the Company in the Schedule 14A filed by the Company on February 24, 2006.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term experts as used in the Act or the Regulations.

                              The Blackstone Group, L.P.

                              By:      /s/ The Blackstone Group L.P.

                                           February 24, 2006